Exhibit 5.1

REEDER & SIMPSON P.C.

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Facsimile: 011-692-625-3603
Majuro, MH 96960	Email: dreeder@ntamar.net simpson@otenet.gr

[         ], 2005

Ladies and Gentlemen:

Re: Double Hull Tankers, Inc.  (the “Company”)

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), under Bar Certificate No. 80, and are a member in good standing of the Bar of the RMI. We are acting as special RMI counsel for the Company in connection with the registration statement on Form F-1, as amended (Registration No. 333-     ) (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of              shares of Common Stock, par value US$0.01 per share (the “Common Stock”), of the Company, covering the offering and sale by the Company of            shares (the “Primary Shares”), and, if exercised, the offering and sale by OSG International, Inc., a                            corporation (the “Selling Stockholder”), of            additional shares (the “Additional Shares”), to the underwriters (the “Underwriters”), pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”), to be executed by the Company, USB Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Selling Stockholder.

In connection with this opinion, we have examined originals, facsimiles or electronic versions, certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits attached thereto and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, a specimen certificate representing the Common Stock and resolutions adopted by the board of directors of the Company on                   , 2005.  We have also made such examinations of matters of law as we deemed necessary in connection with the opinions expressed herein.

We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof.  This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may effect the opinions set forth herein. We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

Based upon and subject to the assumptions, qualifications and limitations herein, we are of the opinion that:

1.                                       The Primary Shares have been duly and validly authorized and, when issued and delivered by the Company, and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued and fully paid and non-assessable.

2.                                       The Additional Shares have been duly and validly authorized and, when issued and delivered by the Company to the Selling Shareholder (and when subsequently delivered to the Underwriters in accordance with the terms of the Underwriting Agreement), will be validly issued and fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

Dennis Reeder